Exhibit 3.40

Articles of Organization

of

BUSHRANGER VENTURE LLC

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is: Bushranger Venture LLC.

SECOND: The country within this state in which the office of the limited liability company is to be located is Suffolk.

THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: c/o SBARRO, INC., 763 Larkfield Rd., Commack, NY 11725, Attn: Legal Department.

FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is: SBARRO, INC., 763 Larkfield Rd., Commack, NY 11725, Attn.: Legal Department.

FIFTH: The limited liability company is to be managed by (check appropriate box):

☒	1 or more members

☐	A class or classes of members

☐	1 or more managers

☐	A class or classes of managers

IN WITNESS WHEREOF, this certificate has been subscribed this 7th day of March, 1995, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Fredric J. Gruder	Fredric J. Gruder, Organizer
(Signature)	(Name and capacity of signer)

CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF ORGANIZATION

OF

BUSHRANGER VENTURE LLC

Under Section 211 of the Limited Liability Company Law

FIRST:	The name of the limited liability company is Bushranger Venture LLC.

SECOND:	The date of filing of the articles of organization is 3/8/95.

THIRD:	The amendments effected by this certificate of amendment are as follows:

Paragraph 1 of the articles of organization dealing with the name of the limited liability company is hereby amended to read as follows:

1.      The name of the limited liability company is UMBERTO AT ORLAND, LLC.

Paragraph 3 of the articles of organization dealing with the post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is hereby amended to read as follows:

2.      The Secretary of State of the State of New York is hereby designated the agent of the limited liability company upon whom process served against the limited liability company may be served. The post office address to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him as agent is c/o Sbarro New Hyde Park, Inc., 763 Larkfield Road, Commack, NY 11725, Attn: Legal Department.

The LLC hereby designates the following as registered agent in New York upon whom process may be served:

3.      Sbarro New Hyde Park, Inc., 763 Larkfield Road, Commack, NY 11725, Attn: Legal Department.

IN WITNESS WHEREOF, this certificate has been subscribed this 13th day of June, 1996, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

By:	/s/ Carmela N. Merendino
Carmela N. Merendino, Authorized Person

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